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                                                                    Exhibit 99.1

                           [LOGO OF TARGETED GENETICS]

CONTACT:

Targeted Genetics Corporation
Courtney Self
(206) 521-7392

              TARGETED GENETICS REDUCES LONG-TERM CASH OBLIGATIONS
                     THROUGH CONVERSION OF DEBT INTO EQUITY

SEATTLE, WA -- September 30, 2003 -- Targeted Genetics announced today that it has converted all of its outstanding convertible debt into equity under a collaborative agreement established in 1999 with Elan Corporation, plc and its affiliates (Elan). Targeted Genetics converted approximately $9.4 million in outstanding loans and interest payable to Elan into approximately 5.2 million shares of restricted and unregistered common stock.

This conversion consists of $2.0 million in debt, borrowed at various dates, into 1.6 million shares of common stock at conversion prices determined at the time of borrowing, and $7.4 million in debt being converted into 3.5 million shares of common stock at a price of $2.09 per share, the 60-day trading average preceding the conversion date. The conversion of this debt was completed under the terms of a convertible promissory note. The promissory note and interest payable to Elan had a scheduled maturity in July 2005, unless converted earlier by Targeted Genetics or Elan.

"The conversion of this debt obligation into equity significantly improves our financial position, and acting on this now avoids the accrual of an additional $2.3 million in interest charges that would have accumulated through maturity," said Todd E. Simpson, chief financial officer of Targeted Genetics. "Eliminating this $11.7 million cash debt service requirement is part of our longer-term funding strategy, and allows us to continue to focus our cash resources on the advancement of our cystic fibrosis, AIDS vaccine and arthritis programs."

The Company borrowed funds under a promissory note from Elan in connection with a research and development joint venture between Targeted Genetics and Elan, called Emerald Gene Systems, which was formed in July 1999. Emerald Gene Systems was focused on the development of additional applications of Targeted Genetics' non-viral gene delivery capabilities and specifically on pursuing Targeted Genetics' lipid-based gene delivery program targeting metastatic cancer treatment indications. The initial three-year development period for Emerald concluded in August 2002 and no further development activities have been pursued.

Generally Elan requires the consent of Targeted Genetics prior to assignment or transfer of this common stock and other securities of Targeted Genetics held by Elan. As a result of this conversion, Elan currently holds a total of approximately 7.7 million shares of Targeted Genetics common stock, representing
11.7 percent of Targeted Genetics' issued and outstanding common stock. Elan also holds 12,015 shares of Targeted Genetics'

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Series B convertible preferred stock that is currently convertible into approximately 4.8 million shares of common stock. If Elan's ownership equals or exceeds 10 percent of Targeted Genetics' common stock, Elan has the right to nominate one director, who must be acceptable to Targeted Genetics, for election to Targeted Genetics' board of directors.

Targeted Genetics had $24.8 million in cash as of June 30, 2003, and in August of this year, received $4.8 million through the issuance of common stock to Biogen, Inc. Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. Targeted Genetics has a lead clinical product development program targeting cystic fibrosis and a promising pipeline of product candidates focused on arthritis, an AIDS vaccine, hemophilia and cancer. Targeted Genetics has a broad platform of gene delivery technologies as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation, please visit its web site at http://www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our financial condition and financial strategy , which are based on opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by these forward-looking statements. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of these forward-looking statements. Factors that could affect our actual results include, but are not limited to, changes in our financing plan, changes in our business, as well as the other risk factors described in the section entitled "Factors Affecting Our Operating Results, Our Business and Our Stock Price" included in our report on Form 10-Q for the quarter ended June 30, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no obligation to reflect new information, circumstances or events after the date of this release or to reflect the occurrence of unanticipated events.

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